                         AGREEMENT AND PLAN OF MERGER


                                     AMONG


                          PRECISION CASTPARTS CORP.,


                         ENVIRONMENT ONE CORPORATION,


                                      AND


                          EOC ACQUISITION CORPORATION




                               February 24, 1998

                               TABLE OF CONTENTS

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                                                                            Page
                                                                            ----
ARTICLE 1

      THE OFFER............................................................... 2
      1.1   THE OFFER......................................................... 2
      1.2   ACTIONS BY E/ONE.................................................. 3
      1.3   DESIGNATION OF DIRECTORS OF E/ONE FOLLOWING COMPLETION OF OFFER... 4

ARTICLE 2

      THE MERGER.............................................................. 5
      2.1   THE MERGER........................................................ 5
      2.2   STOCKHOLDERS' MEETING; PROXY STATEMENT............................ 5
      2.3   MERGER WITHOUT STOCKHOLDERS' MEETING.............................. 6
      2.4   EFFECTIVE TIME.................................................... 6
      2.5   EFFECT OF MERGER.................................................. 6
      2.6   ARTICLES OF INCORPORATION AND BYLAWS.............................. 6
      2.7   DIRECTORS AND OFFICERS............................................ 7
      2.8   CLOSING........................................................... 7

ARTICLE 3

      MERGER CONSIDERATION.................................................... 7
      3.1   EFFECT OF MERGER ON CAPITAL STOCK OF CONSTITUENT CORPORATIONS..... 7
            3.1.1 CONVERSION OF E/ONE SHARES.................................. 7
            3.1.2 CANCELLATION OF TREASURY STOCK AND SHARES OWNED BY
                  PCC PARTIES................................................. 7
            3.1.3 CAPITAL STOCK OF SUB........................................ 7
            3.1.4 WITHHOLDING TAX............................................. 7
            3.1.5 SHARES OF DISSENTING STOCKHOLDERS........................... 8
      3.2   EXCHANGE OF CERTIFICATES.......................................... 8
            3.2.1 PAYING AGENT................................................ 8
            3.2.2 EXCHANGE PROCEDURE.......................................... 8
            3.2.3 NO FURTHER OWNERSHIP RIGHTS IN E/ONE COMMON STOCK........... 9
            3.2.4 NO LIABILITY................................................ 9
            3.2.5 LOST, STOLEN, OR DESTROYED CERTIFICATES..................... 9
      3.3   E/ONE STOCK OPTIONS AND WARRANT................................... 9

                                      II

ARTICLE 4

      REPRESENTATIONS AND WARRANTIES OF E/ONE.............................. 10
      4.1   CORPORATE EXISTENCE AND AUTHORITY.............................. 10
      4.2   NO ADVERSE CONSEQUENCES........................................ 11
      4.3   CAPITALIZATION................................................. 11
      4.4   SUBSIDIARIES AND JOINT VENTURES................................ 12
      4.5   SEC REPORTS AND FINANCIAL STATEMENTS........................... 12
      4.6   INFORMATION SUPPLIED........................................... 12
      4.7   LEGAL PROCEEDINGS.............................................. 13
      4.8   CONTRACTS AND ARRANGEMENTS..................................... 13
      4.9   REAL PROPERTY; MATERIAL ASSETS................................. 13
      4.10  LEASES......................................................... 14
      4.11  STATUS OF CONTRACTS AND LEASES................................. 14
      4.12  COMPLIANCE WITH LAWS........................................... 15
      4.13  ENVIRONMENTAL MATTERS.......................................... 15
            4.13.1  DEFINITIONS............................................ 15
            4.13.2  COMPLIANCE............................................. 15
            4.13.3  HAZARDOUS SUBSTANCES................................... 15
            4.13.4  UNDERGROUND STORAGE TANKS.............................. 16
            4.13.5  ENVIRONMENTAL RECORDS.................................. 16
      4.14  TAX MATTERS.................................................... 16
            4.14.1  RETURNS................................................ 16
            4.14.2  TAXES PAID OR RESERVED................................. 17
            4.14.3  LOSS CARRYFORWARDS; INVESTMENT TAX CREDIT CARRYFORWARDS 17
            4.14.4  DEFINITION............................................. 17
            4.14.5  MISCELLANEOUS.......................................... 17
            4.14.6  TAX SHARING AGREEMENTS................................. 17
      4.15  EMPLOYEES AND LABOR RELATIONS MATTERS.......................... 17
      4.16  EMPLOYEE BENEFITS.............................................. 19
      4.17  ABSENCE OF CERTAIN CHANGES OR EVENTS........................... 20
      4.18  UNDISCLOSED LIABILITIES........................................ 21
      4.19  INSURANCE...................................................... 21
      4.20  INTELLECTUAL PROPERTY.......................................... 21
      4.21  GUARANTIES; POWERS OF ATTORNEY................................. 22
      4.22  BROKERS........................................................ 22
      4.23  DEFERRED COMPENSATION OBLIGATIONS.............................. 22
      4.24  PRODUCT WARRANTIES............................................. 22
      4.25  DISTRIBUTORS AND SUPPLIERS..................................... 23
      4.26  DISTRIBUTORS................................................... 23
      4.27  RECORDS........................................................ 23
      4.28  AGREEMENTS WITH SERVICE PROVIDERS.............................. 23
      4.29  EMPLOYMENT AGREEMENTS.......................................... 23

                                      III

      4.30  DISCLOSURE..................................................... 23

ARTICLE 5

      REPRESENTATIONS AND WARRANTIES OF PCC................................ 23
      5.1   CORPORATE EXISTENCE AND AUTHORITY.............................. 23
      5.2   CORPORATE EXISTENCE AND AUTHORITY OF SUB....................... 24
      5.3   NO ADVERSE CONSEQUENCES........................................ 24
      5.4   LEGAL PROCEEDINGS.............................................. 25
      5.5   OFFER DOCUMENTS; PROXY STATEMENT............................... 25
      5.6   FINANCING...................................................... 25

ARTICLE 6

      COVENANTS............................................................ 25
      6.1   CONTINUATION OF BUSINESS....................................... 25
      6.2   NO SOLICITATION................................................ 28
      6.3   ACCESS......................................................... 30
      6.4   HART SCOTT RODINO.............................................. 30
      6.5   OTHER GOVERNMENT CONSENTS...................................... 30
      6.6   BEST EFFORTS; NO INCONSISTENT ACTION........................... 30
      6.7   CHANGED CIRCUMSTANCES.......................................... 31
      6.8   FEES AND EXPENSES.............................................. 31
      6.9   PRESS RELEASES................................................. 31

ARTICLE 7

      CONDITIONS TO THE PARTIES' OBLIGATIONS
      TO CONSUMMATE THE MERGER............................................. 31
      7.1   GOVERNMENTAL AUTHORIZATIONS.................................... 31
      7.2   E/ONE STOCKHOLDER APPROVAL..................................... 31
      7.3   NO PROHIBITIONS................................................ 32
      7.4   NO SUITS....................................................... 32
      7.5   OFFER.......................................................... 32

ARTICLE 8

      TERMINATION.......................................................... 32
      8.1   TERMINATION BY PCC AND/OR E/ONE................................ 32
            8.1.1 MUTUAL CONSENT........................................... 32
            8.1.2 INJUNCTION OR RESTRAINT.................................. 32
            8.1.3 FAILURE OF OFFER......................................... 32
      8.2   TERMINATION BY PCC............................................. 32

                                      IV

            8.2.1 BREACH BY E/ONE.......................................... 32
            8.2.2 WITHDRAWAL OF E/ONE BOARD APPROVAL....................... 33
      8.3   TERMINATION BY E/ONE........................................... 33
            8.3.1 BREACH BY PCC OR SUB..................................... 33
            8.3.2 LEGAL REQUIREMENTS OF DIRECTORS.......................... 33
      8.4   PROCEDURE; EFFECT OF TERMINATION............................... 33
      8.5   BREAK-UP FEES.................................................. 33
            8.5.1 WRONGFUL TERMINATION BY PCC.............................. 33
            8.5.2 WRONGFUL TERMINATION BY E/ONE............................ 34
            8.5.3 TAKEOVER PROPOSAL........................................ 34
            8.5.4 FAILURE OF CONDITION..................................... 34
            8.5.5 FEE DUE; EXCLUSIVE REMEDY................................ 34

ARTICLE 9

      GENERAL PROVISIONS................................................... 34
      9.1   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS......... 34
      9.2   FURTHER ACTION................................................. 34
      9.3   ENTIRE AGREEMENT............................................... 34
      9.4   ASSIGNMENT..................................................... 34
      9.5   BINDING EFFECT; NO THIRD PARTY BENEFIT......................... 35
      9.6   WAIVER......................................................... 35
      9.7   GOVERNING LAW.................................................. 35
      9.8   SEVERABILITY................................................... 35
      9.9   TIME OF ESSENCE................................................ 35
      9.10  COUNTERPARTS................................................... 35
      9.11  AMENDMENTS..................................................... 35
      9.12  AUTHORITY...................................................... 36
      9.13  STANDSTILL..................................................... 36
      9.14  NOTICES........................................................ 36

ARTICLE 10

      DEFINITIONS...........................................................38

                         AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER made as of February 24, 1998 (the Agreement) is among Precision Castparts Corp., an Oregon corporation (PCC), Environment One Corporation, a New York corporation (E/One), and EOC Acquisition Corporation, a New York corporation and a direct or indirect subsidiary of PCC (Sub).

                                   RECITALS

      A. The Boards of Directors of PCC, Sub, and E/One have determined that it is advisable and in the best interests of their respective corporations and stockholders for PCC to acquire E/One on the terms and conditions set forth in this Agreement.

      B. In furtherance of such the acquisition is proposed that (i) Sub conduct a cash tender offer pursuant to the terms and conditions of this Agreement for all of the outstanding shares of Common Stock, $.10 par value per share, of E/One (each, a Share, and collectively, the Shares) (such cash tender offer, as described in more detail in Article 1 below, the Offer) for $15.25 per Share net to the seller in cash, without interest thereon, and
(ii) that upon consummation of the Offer, Sub merge with and into E/One pursuant to the applicable provisions of the New York Business Corporation Law (the NYBCL) and the terms and conditions of this Agreement (such merger, as described in more detail in Article 2 below, the Merger), pursuant to which E/One would be the surviving corporation and a wholly-owned subsidiary of PCC.

      C. The boards of directors of PCC and Sub have each approved the making of the Offer and the transactions relating thereto.

      D. The board of directors of E/One (the E/One Board) has approved the making of the Offer and resolved, subject to the terms and conditions contained herein, to recommend that holders of Shares tender their Shares pursuant to the Offer.

      E. The boards of directors of PCC, Sub and E/One have each approved the merger (the Merger) of Sub with and into E/One in accordance with applicable New York law following the consummation of the Offer and upon the terms and subject to the conditions set forth herein.

      F. Walter W. Aker, John L. Allen, Stephen V. Ardia, Angello Dounoucos, Lars G. Grenback, Robert G. James, Rolf E. Soderstrom, Mark E. Alexander, David M. Doin, Brian Buchinski, George A. Earle III, Kathleen A. Parry, George A. Vorsheim Jr. and Philip W. Welsh, stockholders of E/One, have agreed to tender all of their E/One Common Stock pursuant to the Offer.

                                   AGREEMENT

      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained in this Agreement, the parties agree as follows:

                                   ARTICLE 1

                                   THE OFFER

      1.1   THE OFFER.

            1.1.1 Provided that this Agreement has not been terminated in accordance with Article 8 and provided that none of the conditions and events set forth in ANNEX A to this Agreement (the Offer Conditions) have occurred (unless such event shall have been waived by Sub), as promptly as practicable but in no event later than five (5) business days after the public announcement of Sub's intention to commence the Offer, PCC shall cause Sub to commence (within the meaning of Rule 14d-2(a) under the Securities Exchange Act of 1934, as amended (the Exchange Act)) a cash tender offer to purchase all of the Shares for $15.25 per Share, net to the seller in cash (the Offer Price). The terms of the Offer will provide that, subject to Sub's right to extend the Offer pursuant to Section 1.1.2 below, the Offer will expire on the date that is twenty (20) business days from the date the Offer is commenced (such date, or the date through which the Offer may be extended pursuant to Section 1.1.2 below, the Expiration Date).

            1.1.2 Sub reserves the right in its sole discretion to change or waive any condition, to increase the Offer Price, and to make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that Sub may not without the prior written consent of E/One, (i) decrease the Offer Price, (ii) change or waive the Minimum Condition, (iii) decrease the number of Shares sought pursuant to the Offer, (iv) impose conditions in addition to the Offer Conditions or (v) otherwise amend the Offer in any manner adverse to E/One's stockholders. Notwithstanding the foregoing, Sub may, without E/One's consent (x) extend the Offer, if at such original Expiration Date the Minimum Condition (as defined below) or any of the Offer Conditions have not been satisfied or waived; (y) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the SEC); or (z) extend the Offer for no more than ten (10) business days beyond the original Expiration Date contemplated by
Section 1.1.1 in the event that the Offer Conditions have been satisfied but less than ninety percent (90%) of the Shares have been tendered pursuant to the Offer.

            1.1.3 On the date the Offer is commenced, Sub will file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the Schedule 14D-1) with respect to the Offer.
The Schedule 14D-1 will contain as an exhibit or incorporate by reference the Offer to Purchase (or portions thereof) and form of the related letter of transmittal and summary advertisement to be used in connection with the Offer (the Schedule 14D-1 and such other documents, together with any supplements thereto or amendments thereof, being referred to herein collectively as the Offer Documents). E/One will provide to Sub in writing all information regarding E/One necessary for the preparation of the Offer Documents, and E/One and its counsel will be given a reasonable opportunity to review and comment on the Offer Documents before they are filed with the SEC and distributed to E/One's stockholders. Sub will provide to E/One and its counsel any comments that Sub receives (directly or through its counsel) from the SEC or its staff with respect to the Offer Documents promptly after receiving such comments. Sub and E/One will each promptly correct any information provided by it for use in the Offer Documents if and to the extent that it has become false or misleading in any material respect, and Sub will promptly amend and supplement the Offer Documents if and to the extent that they have become false or misleading in any material respect and will promptly cause the Offer Documents as so amended and supplemented to be filed with the SEC and to be disseminated to E/One's stockholders, in each case as and to the extent required by applicable federal securities laws.

            1.1.4 The obligation of Sub to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to (i) the condition (the Minimum Condition) that at least the number of Shares that constitute two-thirds of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights, whether or not vested or exercisable) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and (ii) the satisfaction or waiver of the other conditions set forth in Annex A (the Offer Conditions). Subject only to the Minimum Condition and the Offer Conditions, in accordance with the terms of the Offer, Sub will, and PCC will cause Sub to, accept for payment all Shares validly tendered and not withdrawn (the Tendered Shares) as soon as legally permissible after commencement of the Offer, and pay for all Tendered Shares as promptly as practicable thereafter. PCC shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

      1.2   ACTIONS BY E/ONE.

            1.2.1 E/One hereby approves of and consents to the Offer and represents and warrants that the E/One Board, at a meeting duly called and held on February 24, 1998 unanimously has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer, are fair to and in the best interests of E/One's stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer, and
(iii) resolved to recommend that the stockholders of E/One accept the Offer, tender their Shares to Sub and, if required by applicable law, approve the transactions contemplated hereby. E/One has been advised by each of its directors that each such person intends to tender all Shares, if any, that he or she owns pursuant to the Offer. E/One further represents and warrants that Miller, Johnson & Kuehn, Inc. has delivered to the E/One Board its written opinion dated February 24, 1998 to the effect that, as of the date of such opinion, the amount of the Offer Price and the Merger Consideration (as defined in Section 3.1.1 below) are fair to E/One's stockholders from a financial point of view. Miller, Johnson & Kuehn, Inc. has agreed to permit the inclusion of its fairness opinion or references thereto in the Offer Documents and the Schedule 14D-9 referred to below and the Proxy Statement referred to in Section 2.2.1 (subject to its review and approval of the description of the fairness opinion), and E/One consents to the inclusion in the Offer Documents of the recommendations of the E/One Board described in this Section 1.2.

            1.2.2 As soon as practicable following commencement of the Offer, E/One will file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the Schedule 14D-9) containing the E/One Board's recommendation described in Section 1.2.1 and will promptly disseminate the
Schedule 14D-9 to E/One's stockholders to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act) and any other applicable federal securities law. Sub and its counsel will be given a reasonable opportunity to review and comment on the
Schedule 14D-9 before it is filed with the SEC and disseminated to E/One's stockholders. E/One will provide to PCC and Sub and their counsel any comments that E/One receives (directly or through its counsel) from the SEC or its staff with respect to the Schedule 14D-9 promptly after receiving such comments. E/One, PCC and Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 that shall have become false or misleading, and E/One further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares. In each case, PCC and Sub and their counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC.

            1.2.3 E/One will promptly furnish Sub with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date and furnish Sub with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Sub or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, PCC and Sub and their agents will hold in confidence the information contained in any such labels, listings, and files, will use such information only in connection with the Offer and the Merger, and if this Agreement is terminated, will upon E/One's request deliver and will use their best efforts to cause their agents to deliver to E/One all copies of and any extracts or summaries from such information then in their possession and control.

      1.3   DESIGNATION OF DIRECTORS OF E/ONE FOLLOWING COMPLETION OF OFFER.

            1.3.1 Promptly upon Sub's consummation of the Offer, Sub will be entitled, subject to compliance with Section 14(f) of the Exchange Act, to designate that number (rounded up to the next greatest whole number) of directors on the E/One Board that is equal to the product of the total number of directors on the E/One Board multiplied by the percentage that the aggregate number of Shares beneficially owned by Sub or any affiliate of Sub bears to the number of Shares outstanding. E/One will cause (i) each committee of the E/One Board,
(ii) the board of directors of each subsidiary of E/One, and (iii) each committee of such board to include persons designated by Sub constituting the same percentage of each such committee or board as Sub's designees are of the E/One Board. E/One will, upon request by Sub, promptly increase the size of the E/One Board or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Sub designees to be elected to the E/One Board and to cause Sub's designees to be so elected.

            1.3.2 Subject to applicable law, E/One will promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this
Section 1.3 and will include in the Schedule 14D-9 disseminated to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Sub has not theretofore designated directors) such information with respect to E/One and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. PCC and Sub will supply to E/One and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by
Section 14(f) and Rule 14f-1.

                                   ARTICLE 2

                                  THE MERGER

      2.1 THE MERGER. Pursuant to the NYBCL, and subject to and in accordance with the terms and conditions of this Agreement, Sub will be merged with and into E/One at the Effective Time, as defined in Section 2.4.

      2.2   STOCKHOLDERS' MEETING; PROXY STATEMENT.

            2.2.1 If required by applicable law in order to consummate the Merger, E/One will, in accordance with New York law and E/One's Articles of Incorporation and Bylaws, call and hold a special meeting of its stockholders (the Stockholders' Meeting) as soon as practicable following the date on which the Offer is consummated for the purpose of approving the Merger. Subject to Section 6.2.2, the E/One Board will recommend to its stockholders that the Merger be approved, and E/One will use its best efforts to solicit from its stockholders proxies in favor of the approval of the Merger (Stockholder Approval), and will take all other action necessary or advisable to secure the vote or consent of stockholders required by New York law to obtain such consents.

            2.2.2 E/One will, as soon as practicable following the consummation of the Offer, prepare and file a preliminary Proxy Statement to solicit Stockholder Approval (the Proxy

Statement) with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement, as finalized, to be mailed to E/One's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. Sub and PCC will provide to E/One in writing all information regarding Sub and PCC necessary for the preparation of the Proxy Statement. E/One will notify PCC promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply PCC with copies of all correspondence between E/One or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time before the Stockholders' Meeting there occurs any event that should be set forth in an amendment or supplement to the Proxy Statement, E/One will promptly prepare and mail to its stockholders such an amendment or supplement. E/One will not mail any Proxy Statement, or any amendment or supplement thereto, to which PCC reasonably objects. The Proxy Statement will include the E/One Board's recommendation that E/One's stockholders grant proxies to approve the Merger; provided, however, that such recommendation may be withdrawn, modified, or amended if and to the extent the E/One Board determines, in good faith after consultation with outside legal counsel, that a failure to do so would be contrary to its fiduciary obligations.

      2.3 MERGER WITHOUT STOCKHOLDERS' MEETING. Notwithstanding any other provision in this Agreement, if PCC, Sub, or any affiliate of either of them beneficially owns at least 90% of the outstanding Shares, the parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Expiration Date, but in no event later than ten business days thereafter, without a meeting of stockholders of E/One in accordance with Section 905 of the NYBCL.

      2.4 EFFECTIVE TIME. As soon as practicable after satisfaction or waiver of all of the conditions to the Merger set forth in Article 7 of this Agreement, a Certificate of Merger or Consolidation prepared in accordance with Section 901 and 904 of the NYBCL and any other applicable provisions of the NYBCL (the Certificate of Merger) will be executed and filed with the Secretary of State of the State of New York. The Merger will be effective on the date and at the time (the Effective Time) when the Certificate of Merger has been accepted for filing by the Secretary of State of the State of New York. The day during which the Effective Time occurs is referred to herein as the Effective Date.

      2.5 EFFECT OF MERGER. At the Effective Time, Sub will be merged with and into E/One in the manner and with the effect provided by the NYBCL, the separate corporate existence of Sub will cease and thereupon Sub and E/One will be a single corporation (the Surviving Corporation) and will continue to be governed by the laws of the State of New York.

      2.6 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws of E/One as in effect at the Effective Time will be the Articles of Incorporation and Bylaws of the Surviving Corporation, until each has been duly amended in accordance with the terms thereof and of the NYBCL.

      2.7 DIRECTORS AND OFFICERS. The directors of Sub at the Effective Time will be the directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified. The officers of Sub at the Effective Time will be the officers of the Surviving Corporation and will hold office from the Effective Time in accordance with the Bylaws of the Surviving Corporation.

      2.8 CLOSING. Unless this Agreement has been terminated and the transactions contemplated by it have been abandoned pursuant to Article 8, the closing of the Merger (the Closing) will take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon 97204, at 10:00 a.m. on the date when the last of the conditions set forth in Article 7 hereof (other than conditions that by their terms are to occur at Closing) will have been fulfilled or waived or on such other date as PCC and E/One may agree (the Closing Date).

                                   ARTICLE 3

                             MERGER CONSIDERATION

      3.1 EFFECT OF MERGER ON CAPITAL STOCK OF CONSTITUENT CORPORATIONS. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Sub:

            3.1.1 CONVERSION OF E/ONE SHARES. Subject to Section 3.1.5, each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 3.1.2) will be converted into the right to receive from the surviving corporation a cash payment in the amount of $15.25 (the Merger Consideration). As of the Effective Time, all the Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

            3.1.2 CANCELLATION OF TREASURY STOCK AND SHARES OWNED BY PCC PARTIES. Each Share that is held in the treasury of E/One and any Shares owned by PCC or Sub immediately before the conversion pursuant to
Section 3.1.1 will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

            3.1.3 CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub will be converted into and become one fully paid and nonassessable share of E/One Common Stock.

            3.1.4 WITHHOLDING TAX. The right of any stockholder to receive the Merger Consideration will be subject to and reduced by the amount of any required tax withholding obligation.

            3.1.5 SHARES OF DISSENTING STOCKHOLDERS. Notwithstanding anything in this Agreement to the contrary, if any shareholder of E/One who has not voted such Shares in favor of or consented to the Merger and who is entitled to dissent from the Merger and require appraisal for his or her Shares under the NYBCL (a Dissenting Stockholder) and complies with all the provisions of Section 910 of the NYBCL concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares (Dissenting Shares) will not be converted as described in Section 3.1.1 but will become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of New York. If, after the Effective Time, such Dissenting Stockholder (if any) withdraws his or her demand for appraisal or fails to perfect or otherwise loses his or her right of appraisal, in any case pursuant to NYBCL, his or her Shares will be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. E/One will give PCC and Sub (i) prompt notice of any demands for appraisal of Shares received by E/One and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. E/One will not, without the prior written consent of PCC, make any payment with respect to, or settle, offer to settle, or otherwise negotiate, any such demands.

      3.2   EXCHANGE OF CERTIFICATES.

            3.2.1 PAYING AGENT. Before the Effective Time, PCC and E/One will designate a mutually acceptable bank or trust company to act as paying agent in the Merger (the Paying Agent). From time to time on, before or after the Effective Time, PCC will make available, or cause the Surviving Corporation to make available, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing Shares outstanding immediately prior to the Effective Time (other than Shares owned by Sub) as part of the Merger pursuant to Section 3.1.1, it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement will be turned over to PCC.

            3.2.2 EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Paying Agent will mail to each holder of record of a certificate or certificates that immediately before the Effective Time represented Shares (the Certificates), (i) a notice (advising the holders that the Merger has become effective) and a letter of transmittal in customary and appropriate form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by PCC or Sub, together with such letter of transmittal, properly completed and duly executed, and such other customary documents as may reasonably be required by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate have been converted pursuant to Section 3.1, and the Certificate so surrendered will be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of E/One, payment may be made to a Person (as defined in Section 3.2.4 below) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or otherwise is in proper form for transfer and the Person requesting such payment pays any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establishes to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 3.2.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the Shares theretofore represented by such Certificate will have been converted pursuant to
Section 3.1.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

            3.2.3 NO FURTHER OWNERSHIP RIGHTS IN E/ONE COMMON STOCK. All cash paid upon the surrender of Certificates in accordance with the terms of Sections 3.1 will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of E/One will be closed, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they will be canceled and exchanged as provided in
Section 3.1.

            3.2.4 NO LIABILITY. None of PCC, Sub, E/One, or the Paying Agent will be liable to any Person in respect of any cash or security delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law. As used in this Agreement, the term Person means any individual, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, cooperative or other association, Governmental Entity (as defined in Section 4.2(b) below), or any other organization.

            3.2.5 LOST, STOLEN, OR DESTROYED CERTIFICATES. In the event that any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed, E/One will issue in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration deliverable in respect thereof as determined in accordance with this Agreement; PROVIDED, HOWEVER, that E/One may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Certificate to give E/One a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against E/One with respect to the certificate alleged to have been lost, stolen, or destroyed.

      3.3 E/ONE STOCK OPTIONS AND WARRANT. E/One shall use its best efforts to enter into an agreement with each holder of stock options, vested and unvested, outstanding under E/One's 1996 Incentive Compensation Plan, 1996 Incentive Compensation Plan for Non-Employee Directors, and 1972 Stock Option Plan (the Plans) and the outstanding warrants to purchase E/One common stock, which agreement provides that, immediately after the date on which Sub shall have accepted for payment all Shares validly tendered and not withdrawn prior to the expiration date with respect to the Offer (the Tender Offer Acceptance Date), each option or warrant that is then outstanding, whether or not then exercisable or vested, shall be canceled by E/One, and each holder of a canceled option or warrant shall be entitled to receive from Sub at the same time as payment for Shares is made by Sub in connection with the Offer, in consideration for the cancellation of such option or warrant, an amount in cash equal to the product of (i) the number of Shares previously subject to such option or warrant, and (ii) the excess, if any, of the Offer Price over the exercise price per Share previously subject to such option or warrant, reduced by any applicable withholding. Any options or warrants outstanding at the Effective Time shall be canceled.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF E/ONE

      In this Agreement, the term Material Adverse Effect used in connection with a party means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations or results of operations of such party in excess of $50,000. Combined Material Adverse Effect means any individual or combination of events, changes or effects that are materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations or results of operations of such party in excess of $500,000. Material Adverse Change means any change that has resulted, will result or is likely to result in a Material Adverse Effect. The term Disclosure Schedule means the document delivered by E/One to PCC on the date hereof that sets forth certain exceptions to the representations and warranties contained in this Agreement under captions referencing each and every Section to which such exceptions apply, provided that information appropriately and expressly disclosed or qualified with respect to one representation or warranty in the Disclosure Schedule shall be deemed to have been disclosed or qualified with respect to any other applicable representation or warranty to the extent that the disclosure contains a clear statement of the relevant fact or facts so as to provide reasonable notice of the applicability of the disclosure to the unreferenced representation or warranty.

      E/One hereby represents and warrants to PCC and Sub as follows, except as set forth in the Disclosure Schedule:

      4.1 CORPORATE EXISTENCE AND AUTHORITY. E/One is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York. E/One has the full corporate power and authority to enter into this Agreement and carry out its terms, subject to the conditions set forth in the Agreement. The Board of Directors of E/One has, by resolutions duly adopted, authorized and approved the Merger, which resolutions have not been rescinded or otherwise modified and remain in full force and effect. Except for the approval of its stockholders, E/One has taken all corporate action necessary to authorize the execution, delivery, and performance of this Agreement. This Agreement has been duly and validly executed and delivered by E/One and is binding upon and enforceable against E/One in accordance with its terms, and the Articles of Merger, when executed and delivered by E/One, will constitute the valid and binding obligation of E/One.

      4.2 NO ADVERSE CONSEQUENCES. Neither the execution and delivery of this Agreement by E/One nor the consummation of the transactions contemplated by this Agreement will:

                  (a) violate or conflict with any provision of the charter or bylaws of E/One;

                  (b) violate any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court, legislature, administrative agency or commission or other governmental or other regulatory authority or agency (a Governmental Entity) applicable to E/One, except as such would not have a Material Adverse Effect, individually or in the aggregate;

                  (c) either alone, or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions, or provisions of, result in the loss of any benefit to E/One under, or constitute a default under any agreement, instrument, license, or permit to which E/One is a party or by which E/One is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of the assets of E/One except as such would not have a Material Adverse Effect, individually or in the aggregate; or

                  (d) require any notices to or consent of any third party, including without limitation any Governmental Entity, other than under the HSR Act (as hereinafter defined).

      4.3 CAPITALIZATION. E/One has authorized capital stock consisting of 6,000,000 shares of E/One Common Stock, of which 4,295,827 shares were outstanding on February 24, 1998 and 20,386 shares are in treasury. Options to purchase 416,422 shares were outstanding on February 24, 1998 under grants made pursuant to the 1996 Incentive Compensation Plan, 1996 Incentive Compensation Plan for Nonemployee Directors, and 1972 Stock Option Plan. Warrants to purchase 10,000 shares were outstanding on February 24, 1998.
All of the outstanding shares of capital stock of E/One have been duly authorized and are validly issued, fully paid, and nonassessable, and no shares were issued in violation of preemptive or similar rights of any stockholder or in violation of any applicable securities laws. Except as set forth above, there are no shares of capital stock of E/One authorized, issued, or outstanding, and, except as set forth above, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments of E/One of any character relating to the issued or unissued capital stock or other securities of E/One. There are no outstanding obligations of E/One to repurchase, redeem, or otherwise acquire any of the Shares.

      4.4 SUBSIDIARIES AND JOINT VENTURES. Except as disclosed on the Disclosure Schedule, E/One has no subsidiaries and owns no stock or other interest in any other corporation or in any partnership or limited liability company, or other venture or entity. Each subsidiary of E/One is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation.

      4.5 SEC REPORTS AND FINANCIAL STATEMENTS. E/One has filed with the SEC, and has made available to PCC true and complete copies of, all forms, reports, schedules, statements, and other documents required to be filed by it since December 31, 1994 under the Securities Exchange Act of 1934, as amended (the Exchange Act) or the Securities Act of 1933, as amended (the Securities Act) (each of such forms, reports, schedules, statements, and other documents, to the extent filed and publicly available before the date of this Agreement, other than preliminary filings, is referred to as an E/One SEC Document). Each E/One SEC Document, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of all E/One Entities included in the E/One SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of E/One and its consolidated subsidiaries as of and at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

      4.6 INFORMATION SUPPLIED. None of the information supplied or to be supplied by E/One specifically for inclusion or incorporation by reference in
(i) the Offer Documents; (ii) the Schedule 14D-9; (iii) the information to be filed by E/One in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the Information Statement); or (iv) the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9, and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9, and the Information Statement are filed with the SEC or first published, sent, or given to E/One's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to E/One's stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by E/One with respect to statements made or incorporated by reference therein based on information supplied by PCC or Sub in writing specifically for inclusion or incorporation by reference therein. The Schedule 14D-9, the Information Statement, and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

      4.7 LEGAL PROCEEDINGS. Except as disclosed in an E/One SEC Document or in the Disclosure Schedule, there is neither pending nor, to the best knowledge of E/One, threatened by or against E/One any legal action, claim, arbitration, investigation, or administrative proceeding before any Governmental Entity that could (i) have a Material Adverse Effect on the parties following the Closing; or (ii) enjoin or restrict the right or ability of E/One to perform its obligations under this Agreement and, to the best knowledge of E/One, there is no basis for any such claim, litigation, proceeding, or investigation.

      4.8 CONTRACTS AND ARRANGEMENTS. The Disclosure Schedule contains a complete and accurate list of all agreements of the following types, organized by type of agreement, to which E/One is a party or by which it is bound and which are material to E/One (the Contracts):

                  (a) any mortgage, note, or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness by E/One or any guaranty of any obligation for the borrowing of money;

                  (b) contracts, agreements, purchase orders, or acknowledgment forms for the purchase, sale, lease or other disposition of E/One's equipment, products, materials, or capital assets, or for the performance of services which exceed $100,000 individually or on an annual commitment basis;

                  (c) contracts or agreements for the joint performance of work or services and all other joint venture agreements;

                  (d) contracts or agreements with agents, brokers, consignees, sales representatives, or distributors relating to the sale of E/One's products or services;

                  (e) contracts or agreements relating to the employment or compensation of E/One's officers, directors, or employees, including without limitation any collective bargaining agreements, other than disclosed in the Disclosure Schedule in response to Section 4.16 ;

                  (f) any other contract, instrument, agreement, or obligation not described in any other section of this Agreement to which E/One is a party or by which it is bound and which contains material unfulfilled obligations of E/One.

      4.9 REAL PROPERTY; MATERIAL ASSETS. The Disclosure Schedule contains a list of (i) all real property owned by E/One and (ii) all other assets owned by E/One having an original cost of more than $100,000 (together, the Material Properties and Assets). Except as set forth in the Disclosure Schedule, E/One has good and marketable title to all of its respective Material

Properties and Assets subject to no encumbrance, lien, charge, or other restriction (including, without limitation, any restriction on transfer) of any kind or character and there is no condition, restriction, or reservation affecting the title to or utility of any of the Material Properties and Assets, other than (i) such imperfections or irregularities of title, encumbrances, claims, liens, charges or other conditions, restrictions or reservations as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (ii) statutory liens securing payments (including taxes) not yet due and (iii) such imperfections or irregularities of title, encumbrances, claims, liens, charges or other conditions, restrictions or reservations as do not have a Material Adverse Effect on E/One.

      4.10 LEASES. The Disclosure Schedule contains a list of all material leases with terms in excess of one year to which E/One is a party (the Leases). Except as does not have a Material Adverse Effect, E/One enjoys undisturbed possession to each leasehold interest it holds under the Leases.

      4.11  STATUS OF CONTRACTS AND LEASES.

                  (a) Each of the Contracts and Leases is valid, binding, and enforceable by E/One in accordance with its terms and is in full force and effect, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by principles of equity governing specific performance, injunctive relief or other equitable remedies. There is no existing default or violation by E/One under any Contract or Lease and no event has occurred which (whether with or without notice, lapse of time, or both) would constitute a default of E/One under any Contract or Lease, except for such defaults as would not have a Material Adverse Effect.

                  (b) E/One is not aware of any default by any other party to any Contract or Lease or of any event which (whether with or without notice, lapse of time, or both) would constitute a default by any other party with respect to obligations of that party under any Contract or Lease, except for such defaults as would not have a Material Adverse Effect.

                  (c) Except as set forth in the Disclosure Schedule, E/One is not a party to, nor is it bound by, any Contract (other than the Distributor Agreements referred to in Section 4.26) that:

                        (i) to E/One's knowledge will result in any material loss to it upon the performance thereof, including any material liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential, or

                        (ii) is not terminable by E/One with 90 days or fewer notice and which termination will not cause a Material Adverse Effect (other than the Distributor Agreements referred to in Section 4.26).

      4.12 COMPLIANCE WITH LAWS. Except for those whose absence, either individually or in the aggregate, would not have a Material Adverse Effect, and, with the passage of time will not have a Material Adverse Effect, E/One possesses all governmental and other licenses, certificates, consents, permits, and other authorizations of Governmental Entities (collectively, Licenses) legally required to carry on its business as now conducted. No material violation exists in respect of, and no proceeding is pending or to E/One's knowledge threatened to revoke or limit, any such License. Except as disclosed in the E/One SEC Documents, the businesses of E/One are not being conducted in violation of any laws, rules, regulations, ordinances, codes, judgments, orders, writs, or decrees applicable to its business where such violation would have a Material Adverse Effect. Except as set forth on the Disclosure Schedule or disclosed in the E/One SEC Documents, there have been no violations of such laws, rules, regulations, ordinances, codes, judgments, orders, writs, and decrees since December 31, 1992 where such violation, either individually or in the aggregate, would have a Material Adverse Effect.

      4.13  ENVIRONMENTAL MATTERS.

            4.13.1 DEFINITIONS. As used in this Agreement, Environmental Law means any federal, state, or local statute, regulation, or ordinance pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses, or other authorizations or mandates under such laws. Hazardous Substance means any hazardous, toxic, radioactive, or infectious substance, material, or waste as defined, listed, or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions. Contamination means the existence (actual or reasonably suspected) in the environment of a Hazardous Substance, if the existence or suspected existence of such Hazardous Substance requires any investigatory, remedial, removal, or other response action under any Environmental Law, if such response action legally could be required by any Governmental Entity under prevailing Environmental Laws.

            4.13.2 COMPLIANCE. Except as disclosed in the Disclosure Schedule, the businesses and the assets of E/One are in material compliance with all Environmental Laws and those entities have all permits required under Environmental Laws in connection with the construction, ownership or operation of those assets and the businesses. E/One is not aware of and has not received notice of any past, present or anticipated future events, conditions, activities, investigation, studies, plans or proposals that
(a) would interfere with or prevent compliance by E/One with any Environmental Law, or (b) may give rise to any common law or other liability, or otherwise form the basis of a claim, action, suit, proceeding, hearing or investigation, involving E/One and related in any way to Hazardous Substances or Environmental Laws.

            4.13.3 HAZARDOUS SUBSTANCES. Except as disclosed in the Disclosure Schedule, on Hazardous Substance has been disposed of, spilled, leaked or otherwise released on, in, under or from, or otherwise come to be located in the soil or water (including surface and ground water) on or under, any real property owned, leased or occupied by E/One now or in the past. Except as disclosed on the Disclosure Schedule, none of the assets of E/One have incorporated into them any asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (in electrical equipment or otherwise), lead-based paint or any other Hazardous Substance which is prohibited, restricted or regulated when present in buildings, structures, fixtures or equipment. Except as disclosed on the Disclosure Schedule, all wastes generated in connection with the businesses of E/One are and have been transported to and disposed of at an authorized waste disposal facility in compliance with all Environmental Laws. Except as disclosed on the Disclosure Schedule, E/One is not liable under any Environmental Law for investigation, remedial, removal or other response costs, natural resources damages or other damages or for any other claims (including administrative orders) arising out of the release or threatened release of, or exposure to, any Hazardous Substance and no basis exists for any such liability. E/One has not entered any contract pursuant to which it has assumed the liability of any other person or entity, or agreed to indemnify any other person or entity for any liability, under any Environmental Law or arising out of the release or threatened release of, or exposure to, any Hazardous Substance.

            4.13.4 UNDERGROUND STORAGE TANKS. Except as disclosed on the Disclosure Schedule, to the knowledge of E/One there are no underground storage tanks on any real property owned, leased or occupied by E/One now or in the past (whether or not regulated and whether or not out of service, closed or decommissioned).

            4.13.5 ENVIRONMENTAL RECORDS. Except as disclosed in the Disclosure Schedule, E/One has disclosed and made available to PCC true, complete and correct copies of any reports, studies, analysis, tests, monitoring, correspondence with governmental agencies or other documents in the possession of or initiated by E/One or otherwise known to E/One and pertaining to Hazardous Substances, the existence of Contamination, to compliance with Environmental Laws, or to any other environmental concern relating to the assets or the business of E/One.

      4.14  TAX MATTERS.

            4.14.1 RETURNS. E/One has filed on a timely basis all federal, state, foreign, and other returns, reports, forms, declarations, and information returns required to be filed by it with respect to Taxes (as defined below) that relate to the business, results of operations, financial condition, properties, or assets of E/One (collectively, the E/One Returns), all E/One Returns filed are complete and accurate, and E/One has paid on a timely basis all Taxes. Except as detailed on the Disclosure Schedule, E/One is not part of, nor has been part of, an affiliated group of corporations that files or has the privilege of filing consolidated tax returns pursuant to Section 1501 of the Internal Revenue Code of 1986, as amended (the Code) or any similar provisions of state, local, or foreign law, and E/One is not a party to, nor has been a party to, any tax-sharing or tax-allocation agreement. Except as set forth on the Disclosure Schedule, E/One has not received any notice of audit and neither E/One nor any director, officer or employee responsible for tax matters of E/One has knowledge of any intention of any authority to assess additional Taxes against E/One or of any dispute with any authority with respect to such Taxes. There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. E/One has provided PCC with complete and accurate copies of E/One Returns for each of E/One's fiscal years 1994 through 1996 and the Forms 1139 related to any loss or credit carryback claim for those years.

            4.14.2 TAXES PAID OR RESERVED. The reserves for taxes reflected in the current balance sheet most recently filed as part of an E/One SEC Document are adequate for payment of Taxes in respect of periods ending on the date thereof. All reserves for Taxes have been determined in accordance with generally accepted accounting principles consistently applied throughout the periods involved and with prior periods. All Taxes that E/One has been required to collect or withhold have been collected or withheld and, to the extent required, have been paid to the proper taxing authority. E/One has not elected to be treated as a consenting corporation pursuant to Section 341(f) of the Code.

            4.14.3 LOSS CARRYFORWARDS; INVESTMENT TAX CREDIT CARRYFORWARDS. The Disclosure Schedule contains a complete and accurate list of net operating loss (NOL) carryforwards and investment tax credit carryforwards available to E/One or one or more other E/One Entities for federal income tax purposes that originated in taxable years 1990 through 1997.

            4.14.4 DEFINITION. As used in this Agreement, the term Taxes means all federal, state, local, or foreign taxes, charges, fees, levies, or other assessments, including without limitation all net income, gross income, gross receipts, premium, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated severance, stamp, occupation, property, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax.

            4.14.5  MISCELLANEOUS.  E/One has not filed a consent under IRC
Section 341(f) concerning collapsible corporations. E/One has not made any payments, is not obligated to make any payments, nor is a party to any agreement that in certain circumstances could obligate it to make any payments that will not be deductible under IRC Section 280G. E/One has not been a United States real property holding corporation within the meaning of IRC Section 897(c)(2) during the applicable period specified in IRC Section 897(c)(1)(A)(ii). E/One has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of IRC Section 6662. E/One shall deliver to PCC all necessary certificates and documents confirming that no withholding under IRC Section 1445 is required in connection with payment of the purchase price.

            4.14.6 TAX SHARING AGREEMENTS. E/One is not a party to a Tax allocation or sharing agreement.

      4.15 EMPLOYEES AND LABOR RELATIONS MATTERS. Except as set forth on the Disclosure Schedule or as provided in this Agreement:

                  (a) No E/One key employee or executive has communicated to E/One any plans to terminate employment with E/One.

                  (b) E/One has complied in all material respects with all labor and employment laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, and the payment of social security and other taxes, except where the failure to comply would not have a Material Adverse Effect;

                  (c) There is no unfair labor practice charge, complaint, representation petition, or other action against E/One pending or to E/One's best knowledge threatened before the National Labor Relations Board or any other Governmental Entity and E/One is not subject to any order to bargain by the National Labor Relations Board;

                  (d) There is no labor strike, request for representation, slowdown, or work stoppage actually occurring, pending, or to E/One's best knowledge threatened against E/One;

                  (e) To E/One's knowledge no questions concerning representation have been raised or are threatened with respect to employees of E/One;

                  (f) No grievance that might have a Material Adverse Effect on E/One and no arbitration proceeding arising out of or under any collective bargaining agreement is pending and to E/One's best knowledge no basis exists for any such grievance or arbitration proceeding; and

                  (g) To E/One's knowledge no employee of E/One is subject to any Noncompetition, nondisclosure, confidentiality, employment, consulting, or similar agreements with Persons other than E/One relating to the present business activities of E/One.

                  (h) All employees of E/One are at will employees, and E/One is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours or terms of employment of its employees. E/One has no written severance pay plan, policy, practice or agreement with any of its employees, except for the Change of Control Agreements identified in the Disclosure Schedule.

                  (i) E/One has not experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years.

                  (j) There are no pending claims, and to E/One's best knowledge, no threatened claims by or on behalf of any of the employees of E/One under any federal, state or local labor or employment laws or regulations.

      4.16 EMPLOYEE BENEFITS. The Disclosure Schedule lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive, life insurance, health and disability insurance, hospitalization, and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established, maintained, or contributed to by E/One that are currently in effect or that have been terminated within the past twelve months, and complete and accurate copies of all those plans or arrangements have been provided to PCC. The employee pension and employee welfare benefit plans (within the meaning of Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (ERISA)) established and maintained by E/One that are subject to ERISA are listed separately as ERISA Plans on the Disclosure Schedule (the ERISA Plans). The ERISA Plans comply in all material respects with the applicable requirements of ERISA and any other applicable laws and regulations. With respect to ERISA Plans intended to qualify under Section 401(a) of the Code, E/One has received from the Internal Revenue Service (IRS) a favorable determination for each of the ERISA Plans that each of the ERISA Plans is qualified. There has been no event subsequent to that determination of which E/One has received notice from IRS or has otherwise become aware that has adversely affected the tax qualified status of the ERISA Plans or the exemption of the related trusts. As to any such ERISA Plan that has been terminated, any legally-required notices to employees and to the Pension Benefit Guaranty Corporation (if applicable) have been provided as required, all other legally-required actions have been taken to accomplish the termination, and a favorable IRS determination letter has been requested with respect to such termination. In response to any such request for a determination letter on plan termination, a favorable letter has been received from the IRS or, if the requested favorable letter has not yet been received, there has been no event or absence of a necessary action that would prevent the issuance of a favorable determination letter on the termination in due course. No accumulated funding deficiency as defined in Section 302(a)(2) of ERISA or Section
412(a) of the Code exists, with respect to any of the ERISA Plans. Neither E/One nor a controlled group of corporations of which E/One is a member have any actual or potential withdrawal liability, as defined in Section 4201 and related provisions of ERISA. To the knowledge of E/One, none of the ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt prohibited transaction, as such term is defined in Section 406 of ERISA and Section 4975 of the Code. There are not and have not been any excess deferrals or excess contributions as defined in Code Sections 401(k)(8)(B) and 402(g)(2)(a) under any ERISA Plan that have not been corrected. Each ERISA Plan is, and to the knowledge of E/One has been, operated and administered in all material respects in conformance with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements. Except as set forth in the Disclosure Schedule, E/One has no obligation of any kind (whether under the terms of the ERISA Plans or under any understanding with employees) to make payments under, or to pay contributions to, any plan, agreement, or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multi-employer pension plan, a nonqualified deferred compensation plan or an individual employment or compensation agreement, or any commitment to provide medical benefits to retirees.

      4.17 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Disclosure Schedule, since December 31, 1997, there has not been:

                  (a) Any event, occurrence, development, or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Effect on the business, results of operations, financial position, assets, or properties of E/One;

                  (b) Any damage, destruction, or casualty loss, whether insured against or not, to the assets or properties of E/One that would result in a Material Adverse Effect;

                  (c) Except as permitted by Section 6.1(k), any increase in the rate or terms of compensation payable or to become payable by E/One to its directors, officers, or key employees; any increase in the rate or terms of any bonus, insurance, pension, or other employee benefit plan, payment, or arrangement made to, for or with any such directors, officers, or key employees; any special bonus or remuneration paid; or any written employment or change of control contract executed or amended;

                  (d) Any amendment to E/One's Articles of Incorporation or Bylaws or any entry into any material agreement, commitment, or transaction (including, without limitation, any borrowing, capital expenditure or capital financing or any amendment, modification, or termination of any existing agreement, commitment, or transaction) by E/One, except agreements, commitments, or transactions in the ordinary course of business and consistent with past practices or as expressly contemplated in this Agreement;

                  (e) Any direct or indirect declaration, setting aside, or payment of any dividend or other distribution (whether in cash, stock, property, or any combination thereof) in respect of the common stock of E/One, or any direct or indirect repurchase, redemption, or other acquisition by E/One of any shares of its stock;

                  (f) Any issuance or sale of any stock of E/One (other than issuances pursuant to the exercise of options or warrants outstanding on February 24, 1998) or any issuance or granting of any option, warrant, or right to purchase any stock of E/One (other than options and warrants granted on or before December 31, 1997) or any commitment to do any of the foregoing;

                  (g) Any conduct of business that is outside the ordinary course of business or not substantially in the manner that E/One has previously conducted its business;

                  (h) Any material purchase or other acquisition of property by E/One, any sale, lease, or other disposition of property by E/One, or any expenditure by E/One, except in the ordinary course of business;

                  (i) Any incurrence of any noncontract liability which, either singly or in the aggregate is material to the business, results of operations, financial condition, or prospects of E/One; or

                  (j) Any encumbrance or consent to encumbrance of any material property or assets of E/One except in the ordinary course of business and except for the types of encumbrances listed in Section 4.9.

      4.18 UNDISCLOSED LIABILITIES. Except for liabilities or obligations described in the E/One SEC Documents or the Disclosure Schedule, or liabilities or obligations that would not in the aggregate have a Combined Material Adverse Effect, neither E/One nor any of the property of E/One is subject to any material liability or obligation, whether absolute, contingent, known, or unknown, that was not included or adequately reserved against in the financial statements contained in the E/One SEC Documents.

      4.19 INSURANCE. E/One is now maintaining with financially responsible insurance companies, the policies of insurance (Policies) on its products, tangible assets and its business as are listed in the Disclosure Schedule, and all such Policies are currently in full force and effect. To E/One's knowledge, there are no disputes with insurers under the Policies, and all premiums due and payable thereto have been paid. To E/One's knowledge, (i) there are no pending or threatened cancellations or nonrenewals with respect to any of the Policies, and E/One is in compliance with all material conditions contained in its Policies, and (ii) there are no pending or threatened claims against the Company related to product liability.

      4.20  INTELLECTUAL PROPERTY.

                  (a) The term Intellectual Property Assets means collectively:

                        (i) all registered and unregistered trademarks, service marks, and applications (collectively, Marks);

                        (ii) all patents and patent applications (collectively, Patents);

                        (iii) all copyrights in both published works and
            unpublished works that are material to E/One's businesses (collectively, Copyrights);

                        (iv)  all trade secrets; and

                        (v) all trade names, technology, know-how, processes and related applications used in the conduct of the businesses of E/One. The Disclosure Schedule contains a list and summary description of all Marks, Patents and Copyrights.

                  (b) E/One owns, has the right to use, sell, license, dispose of, and to bring actions for the misappropriation of all of Intellectual Property Assets, material to the conduct of its business without any conflict with or infringement of the rights of others, free and clear of all liens, charges, encumbrances, or other restrictions of any kind.

                  (c) The Disclosure Schedule contains a list of all material agreements, licenses, permits and other instruments relating to the Intellectual Property Assets material to the conduct of its business to which E/One is a party, together with a brief description of the Intellectual Property Asset.

                  (d) To E/One's knowledge, no Intellectual Property Asset material to the conduct of business of E/One is infringed or has been challenged.

                  (e) There is no action, suit, proceeding, judgment, order, or writ pending or to E/One's knowledge, threatened against E/One contesting the validity, ownership, or right to use, sell, license, dispose of, or to bring actions for the misappropriation of the Intellectual Property Assets material to the conduct of its business.

      4.21 GUARANTIES; POWERS OF ATTORNEY. Except as set forth in the Disclosure Schedule, E/One is not a guarantor or otherwise liable for any liability or material obligation (including without limitation any indebtedness) of any other Person. To E/One's knowledge, there are no outstanding powers of attorney executed on behalf of E/One other than with respect to SEC filings or to KPMG Peat Marwick with respect to tax filings.

      4.22 BROKERS. No broker, investment banker, financial advisor, or other Person, other than The Nassau Group, Inc. and Miller, Johnson & Kuehn, Inc., the fees and expenses of which will be paid by E/One, is entitled to any broker's, finder's, financial advisor's, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of E/One. E/One has provided PCC true and correct copies of all agreements between E/One and The Nassau Group, Inc.

      4.23 DEFERRED COMPENSATION OBLIGATIONS. E/One has deposited in a rabbi trust a number of Shares of its Common Stock that equals or exceeds the number of Shares credited to participants' accounts under Section 3.4 of E/One's Deferred Compensation Plan for certain executive employees (Deferred Compensation Plan).

      4.24 PRODUCT WARRANTIES. The reserves for warranty claims on the Company's financial statements for the period ended September 30, 1997 filed in an E/One SEC Document are consistent with E/One's prior practices and such reserve is adequate to cover all warranty claims made or to be made against any products of E/One sold prior to the date thereof based on past warranty claim experience.

      4.25 Distributors and Suppliers. The Disclosure Schedule lists the 10 largest distributors and the 10 largest suppliers of E/One for the year ended December 31, 1997, and sets forth opposite the name of each such distributor or supplier the approximate amount of gross sales or purchases by E/One attributable to such distributor or supplier for such period. No distributor or supplier listed in the Disclosure Schedule has informed E/One that it will stop its business with E/One.

      4.26 DISTRIBUTORS. The Disclosure Schedule lists (a) all former distributors of E/One having a written contract that have been terminated since January 1, 1996; and (b) all pending litigation and pending material disputes between E/One and any of its past or present distributors, including any claims initiated by any distributor against E/One. Each distributor of E/One may be terminated without penalty or other liability other than the repurchase of inventory upon at 60 days' prior written notice (subject to the initial term requirement), except as otherwise provided by distributor protection laws in some states or countries.

      4.27 RECORDS. The books of account of E/One are complete and accurate in all material respects, and there have been no transactions involving the business of E/One which properly should have been set forth therein and which have not been accurately so set forth. Complete and accurate copies of such books and records have been made available to PCC.

      4.28 AGREEMENTS WITH SERVICE PROVIDERS. E/One has received and delivered to PCC true and current copies of binding agreements with The Nassau Group, Inc. and Miller, Johnson & Kuehn, Inc. relating to all services rendered by such firms to E/One in connection with the transaction contemplated by this Merger Agreement.

      4.29 EMPLOYMENT AGREEMENTS. The Company has entered into Employment Agreements with Stephen V. Ardia, Mark E. Alexander, David M. Doin,
Brian Buchinski, George A. Earle III, Kathleen A. Parry, George A. Vorsheim Jr., and Philip W. Welsh on terms approved by PCC.

      4.30 DISCLOSURE. None of representations and warranties made by E/One in this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained therein not misleading. To E/One's best knowledge, neither E/One nor any responsible officer or director of E/One has intentionally concealed any fact known by such Person to have a Material Adverse Effect.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF PCC

      PCC represents and warrants to E/One as follows:

      5.1 CORPORATE EXISTENCE AND AUTHORITY. PCC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oregon. PCC has the full corporate power and authority to enter into this Agreement and carry out its terms. PCC has taken all corporate action necessary to authorize the execution, delivery, and performance of this Agreement. This Agreement has been duly and validly executed and delivered by PCC and is binding upon and enforceable against PCC in accordance with its terms.

      5.2 CORPORATE EXISTENCE AND AUTHORITY OF SUB. Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York. Sub has the full corporate power and authority to enter into this Agreement and carry out its terms. Sub has taken all corporate action necessary to authorize the execution, delivery, and performance of this Agreement (other than with respect to the Merger, the filing and recordation of appropriate merger documents as required by New York law). This Agreement has been duly and validly executed and delivered by Sub and is binding upon and enforceable against Sub in accordance with its terms. All of the issued and outstanding voting capital stock of Sub is owned by PCC.

      5.3 NO ADVERSE CONSEQUENCES. Neither the execution and delivery of this Agreement by PCC or Sub nor the consummation of the Transactions will:

                  (a) violate or conflict with any provision of the charter or bylaws of PCC or Sub;

                  (b) violate any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court, legislature, administrative agency or commission or other governmental or other regulatory authority or agency (a Governmental Entity) applicable to PCC or Sub, except as such would not individually or in the aggregate prevent PCC or Sub from performing their respective obligations under this Agreement and consummating the Transactions;

                  (c) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions, or provisions of, result in the loss of any benefit to PCC or Sub under, or constitute a default under any agreement, instrument, license, or permit to which PCC or Sub is a party or by which PCC or Sub is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of the assets of PCC or Sub except as such would not have a Material Adverse Effect, individually or in the aggregate; or

                  (d) require any notices to or consent of any third party, including without limitation any Governmental Entity other than under the HSR Act, except where the failure to obtain such consents, approvals or authorizations would not prevent or delay consummation of the Offer or the Merger or otherwise prevent PCC or Sub from performing its obligations under this Agreement.

      5.4 LEGAL PROCEEDINGS. There is neither pending nor, to the best knowledge of PCC or Sub, threatened by or against PCC or Sub any legal action, claim, arbitration, investigation, or administrative proceeding before any Governmental Entity that could enjoin or restrict the right or ability of PCC or Sub to perform its obligations under this Agreement and, to the best knowledge of PCC or Sub, there is no basis for any such claim, litigation, proceeding, or investigation.

      5.5 OFFER DOCUMENTS; PROXY STATEMENT. The Offer Documents will not at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of E/One, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The information supplied by PCC for inclusion in the proxy statement to be sent to the stockholders of E/One in connection with the Stockholders Meeting (as defined below) such proxy statement, as amended and supplemented, being referred to herein as the Proxy Statement and
Schedule 14D-9 will not, on the date the Proxy Statement or Schedule 14D-9 (or any amendment or supplement thereto) is first mailed to stockholders of E/One, at the time of the Stockholders Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which shall have become false or misleading; PROVIDED, HOWEVER, ,that PCC and Sub makes no representation or warranty with respect to information supplied by E/One for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

      5.6 FINANCING. PCC has under existing financing arrangements, and will make available to Sub, sufficient funds to permit Sub to acquire all of the outstanding Shares in the Offer and the Merger.

                                   ARTICLE 6

                                   COVENANTS

      6.1 CONTINUATION OF BUSINESS. From and after the execution date of this Agreement until Closing, E/One covenants and agrees to use its best efforts to: (i) keep the business and organization of E/One intact until the Closing; and (ii) carry on the business of E/One in its usual and ordinary course of business and in a manner consistent with past practice until Closing. Without limiting the generality of the foregoing, except as expressly provided to the contrary in this Agreement or with the prior written consent of PCC, until the Closing, E/One agrees that:

                  (a) E/One will not declare, pay, or set aside for payment any dividend or other distribution of money or property in respect of its capital stock;

                  (b) E/One will not issue any shares of its capital stock (except upon the valid exercise of currently outstanding Options under the 1996 Incentive Compensation Plan, 1996 Incentive Compensation Plan for Nonemployee Directors, or 1972 Stock Option Plan, or currently outstanding warrants), or issue or sell any securities convertible into, or exchangeable for, or options, warrants to purchase, or rights to subscribe to, any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or repurchase, reacquire, cancel, or redeem any such shares;

                  (c) E/One will use its best efforts to ensure that (i) the assets, property and rights now owned by E/One will be used, preserved, and maintained, as far as practicable, in the ordinary course of business, to the same extent and in the same condition as said assets, property, and rights are on the date of this Agreement, and no unusual or novel methods of manufacture, purchase, sale, management, or operation of said properties or business or accumulation, disposition, or valuation of inventory will be made or instituted; (ii) E/One will not encumber any of its material assets other than in connection with E/One's existing credit arrangements with Fleet Bank of New York or make any material commitments relating to such assets, property, or business, except in the ordinary course of its business. E/One will use its commercially reasonable best efforts to ensure that E/One will pay all debts when due in the usual course of business;

                  (d) E/One will use its best efforts to ensure that it will comply in all material respects with all statutes, laws, ordinances, rules, and regulations applicable to it in the ordinary course of business;

                  (e) E/One will use its best efforts to ensure that it will keep or cause to be kept the Policies (or substantial equivalents) in such amounts duly in force until the Closing Date and will give PCC notice of any material change in the Policies;

                  (f) E/One will not incur additional debt (including without limitation obligations under leases for real or personal property whether or not required to be capitalized under generally accepted accounting principles), incur or increase any obligation or liability (fixed, contingent, or other, including without limitation liabilities as a guarantor or otherwise with respect to obligations of others) except in the ordinary and usual course of its business and consistent with past practices, forgive or release any material debt or claim, give any waiver of any right of material value, or voluntarily suffer any extraordinary loss;

                  (g) E/One will not make any payment to discharge or satisfy any lien or encumbrance or pay any obligation or liability (fixed or contingent) other than (i) current liabilities (including the current portion of any long-term liabilities) included in the financial statements contained in the E/One SEC Documents and (ii) current liabilities incurred or maturing in the ordinary course of business since the date of the current balance sheet most recently filed as part of a E/One SEC Document or (iii) payments under its revolving credit facility with Fleet Bank of New York made in the ordinary course of business and consistent with past practices;

                  (h) E/One will not acquire any assets other than assets acquired in the ordinary and usual course of its business and consistent with past practices;

                  (i) E/One will not purchase or otherwise acquire, or agree to purchase or otherwise acquire, any debt or equity securities of any Person other than equity securities issued by a money market fund registered as an investment company under the Investment Company Act of 1940;

                  (j) E/One will not enter into any transaction or contract or make any commitment to do the same, except in the ordinary and usual course of business and not requiring the payment in any case of an amount in excess of $50,000 annually;

                  (k) E/One will not increase the wages, salaries, compensation, pension, or other benefits payable, or to become payable by it, to any of its officers, employees, or agents, including without limitation any bonus payments or severance or termination pay, other than increases in wages and salaries required by employment arrangements existing on the execution date of this Agreement or otherwise in the ordinary and usual course of its business, including changes consistent with E/One's normal performance review process for salary increases in April 1998;

                  (l) E/One will not implement or agree to any implementation of, or amendment or supplement to, any employee profit sharing, stock option, stock purchase, pension, bonus, commission, incentive, retirement, medical reimbursement, life insurance, deferred compensation, severance pay, or any other employee benefit plan or arrangement (except for an amendment to the Deferred Compensation Plan approved by PCC);

                  (m) E/One will not change its accounting methods, policies or practices and will maintain its books and records in accordance with GAAP;

                  (n) When the consent of any third party to the transactions contemplated by this Agreement is required under the terms of any Contract to which E/One is a party or by which it is bound, E/One will use its best efforts to obtain such consent on terms and conditions not materially less favorable than those in effect on the execution date of this Agreement;

                  (o) E/One will not transfer any shares of treasury stock or authorized and unissued stock to E/One's Deferred Compensation Plan trust on account of bonus amounts deferred under the Deferred Compensation Plan relating to calendar year 1997.

                  (p) E/One will pay and discharge all taxes, assessments, governmental charges, and levies imposed upon it, its income or profits, or upon any property belonging to it, in all cases before the date on which penalties attach thereto; and

                  (q) E/One will not amend its Articles of Incorporation or Bylaws.

      6.2   NO SOLICITATION.

            6.2.1 E/One and its officers, directors, employees, representatives, and agents will immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as defined below). Unless this Agreement has been terminated in accordance with its terms, and provided that neither PCC nor Sub is in material violation of this Agreement, E/One will not authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by it to
(i) solicit, initiate, or encourage (including by way of furnishing non-public information about E/One), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; PROVIDED, HOWEVER, that, if at any time before the Effective Time, the Board of Directors of E/One determines in good faith, after consultation with counsel, that it is necessary to do so in order to comply with its fiduciary duties to E/One's stockholders under applicable law, E/One may, in response to an unsolicited Takeover Proposal, and subject to compliance with Section 6.2.3,
(x) furnish information with respect to E/One to any Person pursuant to a confidentiality agreement in substantially the same form entered into between E/One and PCC and (y) participate in discussions and negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of E/One or any investment banker, financial advisor, attorney, accountant, or other representative of E/One will be deemed to be a breach of this Section 6.2.1 by E/One. For purposes of this Agreement, Takeover Proposal means any inquiry, proposal, or offer from any Person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of E/One or of over 20 percent of any class of equity securities of E/One, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20 percent or more of any class of equity securities of E/One, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving E/One, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent, or materially delay the Offer or the Merger or that could reasonably be expected to dilute materially the benefits to PCC of the transactions contemplated by this Agreement.

            6.2.2 Except as set forth in this Section 6.2.2, and unless this Agreement has been terminated in accordance with its terms, and provided that neither PCC nor Sub is in material violation of this Agreement, neither the Board of Directors of E/One nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to PCC, the approval or recommendation by such Board of Directors or such committee of this Agreement, the Offer or the Merger; (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal; or (iii) cause E/One to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that before the Effective Time the Board of Directors of E/One determines in good faith, after consultation with counsel, that it is necessary to do so in order to comply with its fiduciary duties to E/One's stockholders under applicable law, the Board of Directors of E/One may withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger, approve or recommend a Superior Proposal (as defined below), or cause E/One to enter into an agreement with respect to a Superior Proposal, but in each case only at a time that is after the second business day following PCC's receipt of written notice (a Notice of Superior Proposal) advising PCC that the Board of Directors of E/One has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal and that E/One has elected to terminate this Agreement pursuant to
Section 6.2.2 of this Agreement. In addition, if E/One therefter proposes to enter into an agreement with respect to any Takeover Proposal, it will within 10 days after agreeing to the Takeover Proposal, pay, or cause to be paid, to PCC the Termination Fee (as such terms are defined in this Agreement) pursuant to and to the extent required in Section 8.5.3 of this Agreement. For purposes of this Agreement, a Superior Proposal means any bona fide Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50 percent of the shares of E/One Common Stock then outstanding or all or substantially all the assets of E/One and otherwise on terms which the Board of Directors of E/One determines in its good faith judgment (after consultation with The Nassau Group, Inc. or another financial advisor of nationally recognized reputation) to be more favorable to E/One's stockholders than the Offer and the Merger.

            6.2.3 In addition to the obligations of E/One set forth in Sections 6.2.1 and 6.2.2, E/One will within 48 hours but before responding to the request for information or Takeover Proposal, advise PCC orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or that could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal, or inquiry and the identity of the Person making such request, Takeover Proposal, or inquiry. E/One will keep PCC fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry, subject to any requirements necessary to comply with its fiduciary duties to E/One Stockholders under applicable law.

            6.2.4 Nothing contained in Section 6.2 will prohibit E/One from making any disclosure to E/One's stockholders if, in the opinion of the Board of Directors of E/One, after consultation with counsel, failure so to disclose would be inconsistent with its fiduciary duties to E/One's stockholders under applicable law; PROVIDED, HOWEVER, neither E/One nor its Board of Directors nor any committee thereof will (except as permitted by Section 6.2.2), withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

      6.3 ACCESS. For the period up to and including the Closing Date, E/One will provide, and cause each E/One Entity other than E/One to provide, to PCC and its authorized agents reasonable access to all of each E/One Entity's physical assets, facilities, financial information, production records, contracts and other corporate records and documents as PCC deems reasonably necessary, provided that such activities do not unreasonably interfere with or hinder the business or operation of E/One. PCC will have reasonable access during normal working hours to all E/One Entity's premises, properties, and facilities and will be allowed to meet with each E/One Entity's management personnel, employees, and any outside consultants of the E/One Entities, including without limitation auditors and accountants, investment and other bankers, tax and financial advisors, and environmental consultants. In addition, E/One will exercise its best efforts to make available to PCC any items and materials reasonably requested by PCC. However, no investigation by PCC or any of its authorized representatives before or after the date of this Agreement will effect any representation, warranty, or closing condition of any party to this Agreement.

      6.4 HART SCOTT RODINO. Each of E/One and PCC will within five days after executing this Agreement prepare and file with the Federal Trade Commission (the FTC) and the Department of Justice (the DOJ) the premerger notification form required under the Hart Scott Rodino Antitrust Improvements Act (the HSR Act) and a request for early termination of the waiting period. The parties will further (i) discuss with each other any comments the reviewing party may have; (ii) cooperate with each other in connection with such filings, which cooperation will include, but not be limited to, furnishing the other with such information or documents as may be reasonably required in connection with such filings; (iii) promptly file after any request by the FTC or the DOJ any appropriate information or documents so requested by the FTC or the DOJ; and (iv) notify each other of any other communications with the FTC or the DOJ that relate to the transactions contemplated by this Agreement and, to the extent appropriate, permit the other to participate in any conferences with the FTC or the DOJ. The parties will use best efforts to accelerate and obtain HSR Act clearance. Each of E/One and PCC will pay its own expenses in connection with the preparation of the premerger notification form.

      6.5 OTHER GOVERNMENT CONSENTS. Promptly following the execution of this Agreement, the parties will proceed to prepare and file with the appropriate Governmental Entities any requests for approval or waiver (in addition to those specifically described above), if any, that are required from Governmental Entities in connection with the transactions contemplated by this Agreement, and the parties will diligently and expeditiously prosecute and cooperate fully in the prosecution of such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

      6.6 BEST EFFORTS; NO INCONSISTENT ACTION. Subject to the terms and conditions hereof, and to the fiduciary duties of the E/One Board under applicable law as advised by counsel, each party will use its best efforts to effect the transactions contemplated by this Agreement and to fulfill the conditions to the obligations of the opposing parties set forth in Article 7 of this Agreement. No party will take any action inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement without legal authority or basis, except that nothing in this Section 6.6 will limit the rights of the parties under Article 7 of this Agreement.

      6.7 CHANGED CIRCUMSTANCES. Each of E/One and PCC will notify the other party promptly of any fact or occurrence between the date of this Agreement and the Closing Date of which it becomes aware which makes any of its representations contained in this Agreement untrue or causes any breach of its obligations under this Agreement.

      6.8   FEES AND EXPENSES.

            All fees and expenses incurred in connection with the Offer and Merger, this Agreement, and the transactions contemplated by this Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

      6.9 PRESS RELEASES. No press releases or other public announcements or disclosure of information to any third party concerning the transactions contemplated by this Agreement may be made by any of the parties without the prior written consent of each of the other parties, which consent will not be unreasonably withheld; PROVIDED, HOWEVER, that nothing in this provision will prevent a party from making such releases or announcements as are necessary for a party to satisfy its legal obligations or the requirements of the New York Stock Exchange or NASDAQ NMS, but in any such case the affected party will promptly notify the other parties.

                                   ARTICLE 7

                    CONDITIONS TO THE PARTIES' OBLIGATIONS
                           TO CONSUMMATE THE MERGER

      The obligations of each party to consummate the Merger are subject to the following conditions, any of which may be waived by PCC, Sub and E/One:

      7.1 GOVERNMENTAL AUTHORIZATIONS. Each of the parties will have obtained all authorizations, consents, and approvals of all governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement, in a form satisfactory to each of E/One, Sub, and PCC in its reasonable discretion, and the waiting period under the HSR Act will have expired or been terminated early.

      7.2 E/ONE STOCKHOLDER APPROVAL. If necessary to approve the Merger under applicable law, the Agreement and the Merger shall have been duly adopted and approved, at a duly called and held Stockholders' Meeting, acting in accordance with applicable provisions of NYBCL including but not limited to Section 903 and the Articles of Incorporation and Bylaws of E/One, by a vote of the holders of at least 66 2/3 percent of the issued and outstanding Shares of E/One Common Stock (Stockholder Approval).

      7.3 NO PROHIBITIONS. There has not been promulgated or issued a law, statute, rule, regulation, decree, order, injunction or ruling by any Governmental Entity that remains in effect and prohibits, restrains, enjoins or restricts the consummation of the Merger.

      7.4 NO SUITS. No action, suit or other proceeding is pending against any party to this Agreement to prohibit, restrain, enjoin, restrict or otherwise prevent the consummation of the transactions contemplated by this Agreement.

      7.5 OFFER. Sub or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; PROVIDED, HOWEVER, that neither PCC nor Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Sub fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

                                   ARTICLE 8

                                  TERMINATION

      8.1 TERMINATION BY PCC AND/OR E/ONE. This Agreement may be terminated without further liability at any time before the Closing Date:

            8.1.1 MUTUAL CONSENT.  By mutual consent of PCC, Sub, and E/One; or

            8.1.2 INJUNCTION OR RESTRAINT. By either PCC or E/One, if any Governmental Entity has promulgated or issued a law, statute, rule, regulation, decree, order, injunction, or ruling or taken any other action prohibiting, restraining, enjoining, restricting or otherwise prohibiting the Offer or the Merger, that has become final and nonappealable, or if clearance under the HSR Act is not received within sixty (60) days after the filing of the premerger notification and report form.

            8.1.3 FAILURE OF OFFER. By PCC or E/One if the Offer is terminated or expires in accordance with its terms as the result of the failure of any of the Offer Conditions without Sub having purchased any Shares pursuant to the Offer; PROVIDED, HOWEVER, that the right to terminate under this Section 8.1.3 is not available to any party whose failure to perform any of its covenants or agreements under this Agreement results in the failure of any condition.

      8.2 TERMINATION BY PCC. PCC, if not then in default, may terminate this Agreement at any time before the Closing Date upon written notice to E/One of the occurrence of any of the following:

            8.2.1 BREACH BY E/ONE. A breach by E/One of one or more of its representations or warranties or a default in the observance or performance of one or more of its covenants or agreements under this Agreement, which breach or default is not cured within ten (10) days after E/One has notice thereof, except for breaches and defaults which, individually or in the aggregate, would not have a Combined Material Adverse Effect or materially impair the ability of the parties to consummate the transactions contemplated by the Agreement.

            8.2.2 WITHDRAWAL OF E/ONE BOARD APPROVAL. If (i) the Board of Directors of E/One or any committee thereof has withdrawn or modified in a manner adverse to PCC or Sub its approval or recommendation of the Offer or this Agreement, or approved or recommended any Takeover Proposal, or (ii) E/One has entered into a definitive agreement with respect to any Superior Proposal in accordance with Section 6.2.2 of this Agreement.

      8.3 TERMINATION BY E/ONE. E/One, if not then in default, may terminate this Agreement at any time before the Closing Date upon written notice to PCC of the occurrence of any of the following:

            8.3.1 BREACH BY PCC OR SUB. A breach by PCC or Sub of one or more of its representations or warranties or a default in the observance or performance of one or more of its covenants or agreements under this Agreement, which breach or default is not cured within ten (10) days after PCC and Sub have notice thereof, except for breaches and defaults which, individually or in the aggregate, would not have a Combined Material Adverse Effect or materially impair the ability of the parties to consummate the transactions contemplated by the Agreement.

            8.3.2 LEGAL REQUIREMENTS OF DIRECTORS. If E/One determines in accordance with Section 6.2.2 after consultation with legal counsel that it is necessary to terminate the Merger or the Agreement in order for its directors to comply with their fiduciary duties under applicable law PROVIDED it has complied with the notice provisions and other requirements set forth in Section 6.22 of this Agreement, including the notice provisions and payment provisions thereof.

      8.4 PROCEDURE; EFFECT OF TERMINATION. If either PCC or E/One elects to terminate this Agreement pursuant to this Article 8, the terminating party will promptly give written notice thereof to the other party. In the event of termination pursuant to this Article 8, the parties will be released from all liabilities and obligations under this Agreement, other than the obligations under Section 6.8 and Section 8.5 and except that nothing herein shall relieve any party from liability for damages to the extent arising from a breach of this Agreement before termination. The Confidentiality Agreement dated November 25, 1997 between E/One and PCC (the Confidentiality Agreement) is and will remain until the Effective Time in full force and effect and will survive any termination of this Agreement.

      8.5   BREAK-UP FEES.

            8.5.1 WRONGFUL TERMINATION BY PCC. In the event that the Offer is not consummated due to PCC's termination of this Agreement in breach of this Agreement, then PCC shall pay, or cause to be paid, to E/One an amount equal to Two Million Dollars ($2.0 million) in cash.

            8.5.2 WRONGFUL TERMINATION BY E/ONE. In the event that the Offer is not consummated due to E/One's termination of this Agreement in breach of this Agreement, then E/One shall pay, or cause to be paid, to PCC an amount equal to Two Million Dollars ($2.0 million) in cash.

            8.5.3 TAKEOVER PROPOSAL. In the event that E/One determines after consultation with legal counsel that it is necessary to terminate the Agreement in order for its directors to comply with their fiduciary duties under applicable Legal Requirements (such Legal Requirements shall be defined as any applicable state law in effect) pursuant to Section 6.2.2 and
8.3.2 of this Agreement and E/One agrees to a Takeover Proposal within 270 days of the date of termination of this Agreement, or agrees to a Superior Proposal within one year of the date of termination of this Agreement, then E/One shall pay or cause to be paid to PCC an amount equal to Three Million Dollars ($3.0 million) in cash (the Termination Fee).

            8.5.4 FAILURE OF CONDITION. Neither PCC nor E/One shall be treated as terminating this Agreement in breach of this Agreement if the terminating party determines in good faith that a condition of its obligations under this Agreement has not been met, and such failed condition is not within the terminating party's control.

            8.5.5 FEE DUE; EXCLUSIVE REMEDY.  Any break-up fee pursuant to this
Section 8.5 is due and payable within 10 days of the date of termination. Receipt of the break-up fee is the exclusive remedy of the recipient.

                                   ARTICLE 9

                              GENERAL PROVISIONS

      9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The Agreements in Article 2 and Article 9 shall survive the Effective Time. The remainder of the representations, warranties, and agreement in this Agreement or in any instrument delivered pursuant to this Agreement will not survive the Effective Time, and shall terminate at the Effective Time or upon termination of this Agreement pursuant to Section 8.1. This Section 9.1 will not limit any covenant or agreement of the parties that by its terms provides for performance after the Effective Time of the Merger.

      9.2 FURTHER ACTION. E/One, Sub, and PCC will execute any documents and take any additional action reasonably required to fully implement this Agreement.

      9.3 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement contain the entire agreement and understanding among E/One, Sub, and PCC regarding the subject matter hereof and thereof and supersede and replace all prior or contemporaneous negotiations, representations, or agreements, written or oral.

      9.4 ASSIGNMENT. This Agreement may not be assigned by any party by operation of law or otherwise without the prior written consent of each of E/One and PCC, except that PCC and Sub may assign all or any of their rights and obligations to any wholly-owned subsidiary of PCC; PROVIDED, HOWEVER, that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform the obligations.

      9.5 BINDING EFFECT; NO THIRD PARTY BENEFIT. This Agreement will inure to the benefit of and be binding upon each of the parties and their respective successors and assigns, subject to the restrictions on assignment contained in Section 9.4. Nothing express or implied in this Agreement is intended or will be construed to confer upon or give to any Person other than the parties to this Agreement any rights or remedies under or by reason of this Agreement or any transaction contemplated by it.

      9.6 WAIVER. Failure of any party at any time to require performance of any provision of this Agreement will not limit such party's right to enforce such provision, nor will any waiver of any breach of any provision of this Agreement constitute a waiver of any succeeding breach of such provision or a waiver of such provision itself. Any waiver of any provision of this Agreement will be effective only if set forth in writing and signed by the party to be bound.

      9.7 GOVERNING LAW. This Agreement will be governed and construed in accordance with the laws of the State of New York.

      9.8 SEVERABILITY. If any term or provision of this Agreement or the application thereof to any Person or circumstance is to any extent held to be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable will not be affected thereby, and each term or provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

      9.9 TIME OF ESSENCE. E/One, Sub, and PCC hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation, and provision of this Agreement.

      9.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument, binding on the parties. If this Agreement is executed in counterparts, each party will transmit by facsimile a copy of the signed counterpart upon execution and will cause an executed original counterpart to be transmitted by courier service to the other parties.

      9.11 AMENDMENTS. This Agreement may not be modified or amended except by the written agreement of E/One, Sub, and PCC. This Agreement may not be terminated other than pursuant to Article 8 except by the written agreement of E/One, Sub, and PCC. A party may waive one or more of its rights under this Agreement only in a written instrument signed by the party.

      9.12 AUTHORITY. The person executing this Agreement on behalf of each party warrants that she/he has the authority to execute this Agreement and to so bind that party as provided in this Agreement.

      9.13 STANDSTILL. In the event that PCC does not make the Offer pursuant to this Agreement or if the Offer is not successful other than in circumstances involving breach by E/One of this Agreement, PCC and its affiliates shall not directly or indirectly, for a period of eighteen (18) months from the date of this Agreement, unless the E/One's Board of Directors approves such action in writing in advance, (i) acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, agreement, business combination or in any other matter, beneficial ownership of any securities or assets of E/One, including rights or options to acquire such ownership, (ii) seek or propose to influence, change or control the management or Board of Directors of E/One, or (iii) make any public disclosure or announcement or submit a proposal for a transaction not in the ordinary course of business, or take any action which could require the other party to make any public disclosure, with respect to the matters set forth in this Letter or in any way participate directly or indirectly in any solicitation of proxies (as such term is defined in Rule 14a-1 under the Exchange Act) to vote, or influence any person or entity with respect to the voting of, any voting securities of E/One, provided that this Section shall not apply in the event that E/One receives a Takeover Proposal from a party that is not affiliated with PCC.

      9.14 NOTICES. All notices or other communications required or permitted under this Agreement must be in writing and must be personally delivered, sent by registered or certified mail, postage prepaid, return receipt requested, or sent by facsimile. Any notice, if mailed, will be deemed given when received; any notice, if transmitted by facsimile, will be deemed given when transmitted and electronically confirmed. Notices will be given to the following Persons:

      To PCC:              Precision Castparts Corp.
                           4650 SW Macadam Avenue, Suite 440
                           Portland, OR  97201-4254
                           Attention:  William D. Larsson
                           Telephone: (503) 417-4810
                           Facsimile No.:  (503) 417-4817

      With a copy to:      Stoel Rives LLP
                           900 SW Fifth Avenue, Suite 2300
                           Portland, OR  97204
                           Attention:  Ruth A. Beyer
                           Telephone: (503) 294-9332
                           Facsimile No.:  (503) 220-2480

      To E/One:            Environment One Corporation
                           2773 Balltown Road
                           Niskayuna, NY  12309-1090
                           Attention:  Stephen V. Ardia
                           Telephone:   (518) 346-6188
                           Facsimile No.:   (518) 346-6815

      With a copy to:      Bond, Shoeneck & King
                           One Lincoln Center
                           Syracuse, NY 13202
                           Attention:  George J. Getman
                           Telephone:   (315) 422-0121
                           Facsimile No.:  (315) 422-3598

                                  ARTICLE 10

                                  DEFINITIONS

      The following terms are defined in this Agreement in the sections identified below:

      Term                                      Definition Section
      ----                                      ------------------
      Agreement                                        Preamble
      Certificate of Merger                     2.4
      Certificates                              3.2.2
      Closing and Closing Date                         2.8
      Code                                             4.14.1
      Confidentiality Agreement                        8.4
      Contamination                                    4.13.1
      Contracts                                        4.8
      Copyrights                                       4.20
      Deferred Compensation Plan                       4.23
      Disclosure Schedule                              Introduction to Article 4
      Dissenting Shareholders                          3.1.5
      DOJ                                       6.4
      E/One                                            Preamble
      E/One Board                                      Recitals
      E/One Returns                                    4.14.1
      E/One SEC Document                        4.5
      E/One Stock Plans                                4.3
      Effective Time                                   2.4
      Environmental Law                                4.13.1
      ERISA                                            4.16
      ERISA Plans                                      4.16
      Exchange Act                                     1.1.1, 1.2.2, 4.5
      Expiration Date                           1.1.1
      FTC                                       6.4
      Governmental Entity                              4.2, 5.3
      Hazardous Substance                              4.13.1
      HSR Act                                          6.4
      Information Statement                     4.6
      Intellectual Property Assets                     4.20
      IRS                                              4.16
      Leases                                           4.10
      Legal Requirements                               8.5.3
      Licenses                                         4.12
      Marks                                            4.20


                                      38

      Term                                      Definition Section
      ----                                      ------------------
      Material Adverse Change                          Introduction to Article 4
      Material Adverse Effect                          Introduction to Article 4
      Material Properties and Assets                   4.9
      Merger                                           Recitals
      Merger Consideration                      3.1.1
      Minimum Condition                                1.1.4
      NOL                                       4.14.3
      NYBCL                                            Recitals
      Notice of Superior Proposal                      6.2.2
      Offer                                            Recitals
      Offer Conditions                          1.1.1, 1.1.4
      Offer Documents                                  1.1.3
      Offer Price                               1.1.1
      Patents                                          4.20
      Paying Agent                                     3.2.1
      Person                                           3.2.4
      Plans                                            3.3
      Policies                                         4.19
      PCC                                       Preamble
      PCC Parties                               Preamble
      Proxy Statement                           2.2.2
      Schedule 14D-1                            1.1.3
      Schedule 14D-9                            1.2.2
      SEC                                       4.5
      Securities Act                                   4.5
      Share, Shares                             Recitals
      Stockholder Approval                      2.2.1, 7.2
      Stockholders' Meeting                     2.2.1
      Sub                                              Preamble
      Superior Proposal                                6.2.2
      Surviving Corporation                     2.5
      Taxes                                            4.14.4
      Takeover Proposal                                6.2.1
      Tender Offer Acceptance Date                     3.3
      Tendered Shares                           1.1.4
      Termination Fee                           8.5.3

      IN WITNESS WHEREOF, the parties have executed this Agreement, effective the day and year first written above.


PRECISION CASTPARTS CORP.                 ENVIRONMENT ONE CORPORATION



By:                                       By:
   ------------------------------            ---------------------------------
   (Signature)                               (Signature)

Name:                                     Name:
Title:                                    Title:


EOC ACQUISITION CORPORATION



By:
   ------------------------------
   (Signature)

Name:
Title:

                                    ANNEX A

                               OFFER CONDITIONS

      1. DEFINED TERMS. Unless otherwise defined in this Annex A, capitalized terms that appear in this Annex A to the Agreement and Plan of Merger among Precision Castparts Corp., Environment One Corporation and EOC Acquisition Corporation have the meanings assigned in the Agreement.

      2. OFFER CONDITIONS. Notwithstanding any other provision of the Offer, Sub shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer unless (i) the Minimum Condition shall have been satisfied and (ii) any applicable waiting period under the HSR Act shall have expired or been terminated. Furthermore, Sub may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

            (a) there shall have been issued and shall remain in effect any injunction, order or decree by any court or governmental, administrative or regulatory authority or agency, domestic or foreign, which (i) restrains or prohibits the making of the Offer or the consummation of the Merger, (ii) prohibits or limits ownership or operation by E/One, PCC or Sub of all or any material portion of the business or assets of E/One, or PCC and its subsidiaries, taken as a whole, or compels E/One, PCC or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of E/One or PCC and its subsidiaries, taken as a whole, in each case as a result of the Offer or the Merger; (iii) imposes material limitations on the ability of PCC or Sub to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Sub pursuant to the Offer, or otherwise on all matters properly presented to E/One's stockholders, including, without limitation, the approval and adoption of this Agreement and the Offer and the Merger; or (iv) requires divestiture by PCC or Sub of any material portion of the Shares;

            (b) there shall have been any action taken, or any statute, rule, regulation order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) PCC, E/One or any subsidiary or affiliate of PCC or (ii) any action, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign (other than, in the case of both (i) and (ii), the application of the waiting period provisions of the HSR Act to the Offer or the Merger), which results in any of the consequences referred to in clauses
(i) through (iv) of paragraph (a) above;

            (c) there shall have occurred and be continuing (i) a 25 percent or greater decline in the Dow Jones Average of Industrial Stocks and the Standard and Poor's 500 Index, measured from the date of the Agreement,
(ii) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the over-the-counter market,
(iii)

                               ANNEX A - Page 1
a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on the general extension of credit by banks or other financial institutions, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the reasonable judgment of PCC, a material worsening thereof;

            (d) the E/One Board of Directors or any committee thereof shall have withdrawn or modified in a manner adverse to PCC or Sub its approval or recommendation of the Offer, the Merger or the Agreement or shall have approved or recommended another merger, consolidation, business combination with, or acquisition of E/One or all or substantially all its assets or another tender offer or exchange offer for Shares, or shall have resolved to do any of the foregoing;

            (e) E/One shall have failed to perform any of its covenants in this Agreement, which failure either individually or in the aggregate would have a Combined Material Adverse Effect;

            (f) the representations and warranties of E/One shall fail to be true and correct in all material respects on and as of the date made or, except as otherwise expressly contemplated hereby, on and as of any subsequent date as if made at and as of such subsequent date, which failure either individually or in the aggregate would have a Combined Material Adverse Effect;

            (g) this Agreement shall have been terminated in accordance with its terms;

            (h) Sub and E/One shall have agreed that Sub shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

            (i) since December 31, 1997, except as (i) expressly contemplated by the Agreement, (ii) disclosed any E/One SEC Report filed since such date and prior to the date of the Agreement or (iii) set forth in the Disclosure Schedule to the Agreement, there shall have occurred any event having, individually or in the aggregate, a change or effect that is materially adverse to the business, operations, properties, financial condition, assets or liabilities (including, without limitation, contingent liabilities) of E/One.

      The foregoing conditions are for the sole benefit of Sub and PCC and may be asserted by Sub or PCC regardless of the circumstances giving rise to any such condition or may be waived by Sub or PCC in whole or in part at any time and from time to time in its sole discretion. The failure by PCC or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.


                               ANNEX A - Page 2